Exhibit 10(j)
TERMS OF QUALIFYING RESTRICTED STOCK UNIT (“QRSU”) GRANT
or
PERFORMANCE RESTRICTED STOCK UNIT (“PRSU”) GRANT*
PURSUANT TO THE
ILLINOIS TOOL WORKS 2006 STOCK INCENTIVE PLAN (THE “PLAN “)
(a)	In the event of a stock dividend, stock split, reorganization or recapitalization, appropriate adjustment will be made in the number of shares subject to the QRSU.

(b)	No portion of the QRSU will vest prior to three years from [Date of Grant]. On [End of Three Years from Date of Grant], if the Compensation Committee certifies that the performance goal set with respect to this QRSU has been met, 100% of the QRSUs will become vested. Upon vesting, you will receive one share of Common Stock of the Company for each vested QRSU. Any fractional vested QRSUs will be paid in cash based on the Fair Market Value of the Common Stock on the distribution date.

(c)	You shall have no voting, dividend or subscription rights except with respect to the shares which have been issued to you following the vesting of your QRSUs. Your rights under this QRSU agreement may not be assigned or transferred other than as permitted by the Plan.

(d)	If prior to [End of Three Years from Date of Grant] you terminate employment with the Company by reason of death or disability, as defined by the Company’s benefit plans, your QRSU shall be fully vested, provided that the Compensation Committee certifies that the performance goal set with respect to this QRSU has been met.

(e)	If you retire (defined as termination of employment with the Company after attaining age 62 and 10 years of service or age 65 with 5 years of service under the Company’s retirement plan) prior to [End of Three Years from Date of Grant], and your QRSU was granted within a year prior to your retirement, then 25% of your QRSU may become vested, and if your QRSU was granted more than a year prior to your retirement, then 100% of your QRSU may become vested, provided that the Compensation Committee certifies that the performance goal set with respect to this QRSU has been met.

(f)	If you terminate your employment for any reason other than death, retirement or disability prior to [End of Three Years from Date of Grant], you will forfeit your QRSUs.

(g)	Notwithstanding the foregoing, the Compensation Committee of the Board of Directors may, in its sole discretion, deem this QRSU grant to be immediately forfeited if you are terminated for cause (as defined by the Committee), compete with the Company, or conduct yourself in a manner adversely affecting the Company.

(h)	Solely to the extent the QRSUs are considered deferred compensation within the meaning of Code Section 409A, payments shall be subject to the requirements of Code Section 409A(a)(2)(B)(i). “Corporate Change” and “disability” shall be construed consistent with applicable IRS regulations.

(i)	The QRSU is subject to the terms of the Plan. Any inconsistencies shall be resolved in favor of the Plan.

(j)	These QRSUs and the Plan should be construed in accordance with and governed by the laws of the State of Illinois, United States of America.
The vesting of this QRSU generally results in ordinary income being recognized for tax purposes in an amount equal to the fair market value of the shares issued in payment of the QRSU as of the vesting date.
*If the grant is called Performance Restricted Stock Unit, then “QRSU” would be replaced with “PRSU” wherever it appears in this form of grant.